UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	April 18, 2013

Commission File Number	Exact Name of Registrants as Specified in their Charters, State of Incorporation, Address and Telephone Number	IRS Employer Identification Number
1-14201	SEMPRA ENERGY (A California Corporation) 101 Ash Street San Diego, California 92101 (619) 696-2000	33-0732627

1-03779	SAN DIEGO GAS & ELECTRIC COMPANY (A California Corporation) 8326 Century Park Court San Diego, California 92123 (619) 696-2000	95-1184800

1-01402	SOUTHERN CALIFORNIA GAS COMPANY (A California Corporation) 555 West Fifth Street Los Angeles, California 90013 (213) 244-1200	95-1240705

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 8.01   Other Events

In March 2013, the California Public Utilities Commission (CPUC) issued a proposed draft decision in San Diego Gas & Electric Co.’s (SDG&E) and Southern California Gas Company’s (SoCalGas), collectively referred to as the California Utilities, 2012 General Rate Case (2012 GRC) that the California Utilities filed jointly in December 2010. This proposed decision (2012 GRC PD), if adopted as drafted, would establish a 2012 revenue requirement of $1.749 billion for SDG&E and $1.952 billion for SoCalGas. This represents an increase of $135 million (8.4 percent) and $108 million (5.9 percent) over SDG&E’s and SoCalGas’ authorized 2011 revenue requirements, respectively. The 2012 GRC PD would also establish a four-year GRC period (through 2015); subsequent escalation of the adopted revenue requirements for years 2013, 2014, and 2015 based on  the Consumer Price Index – Urban (CPI-U); and the continuation of the Z-Factor mechanism for qualifying cost recovery. The Z-Factor mechanism allows the California Utilities to seek cost recovery of significant cost increases, under certain circumstances, incurred between GRC filings from unforeseen events subject to a $5 million deductible per event.

While the 2012 GRC PD would establish 2012 revenue requirements for each of the California Utilities that are higher than the respective 2011 revenue requirements, the 2012 GRC PD revenue requirements are less than what each of the California Utilities requested in their February 2012 amended filing. In the February 2012 amendment, SDG&E requested a revenue requirement of $1.849 billion for 2012. The CPUC’s proposed revenue requirement for SDG&E in the 2012 GRC PD is $99 million lower than SDG&E’s amended request. SoCalGas had requested a 2012 revenue requirement of $2.112 billion in the amended filing with the 2012 GRC PD proposed revenue requirement being lower by $161 million.

On April 18, 2013 the California Utilities filed comments in response to the 2012 GRC PD with the CPUC recommending changes to the proposed 2012 revenue requirements, citing significant errors that should be addressed. The issues identified by the California Utilities in their filed comments equate to the 2012 GRC PD’s proposed revenue requirement being understated by $3 million and $52 million for SDG&E and SoCalGas, respectively. Among the major issues in the 2012 GRC PD identified by the California Utilities in the filed comments are: 1) discrepancies between the detail in the model used by the CPUC in determining the proposed 2012 revenue requirements when compared to the language in the 2012 GRC PD; 2) recovery of amounts for the funding of pension plans that are in excess of what the current funding levels of these plans are expected to be based on current pension funding guidelines; 3) reductions for the funding of critical SoCalGas gas operations and customer service departments; and 4) the level of funding for the employees’ short-term incentive compensation plans when compared to the CPUC’s assessment of the level of total employee compensation for the California Utilities and to what has been approved in other recent California investor owned utilities’ GRC decisions.

In addition to the issues comprising the understatement of the 2012 GRC PD’s revenue requirement for 2012, the filed comments also identify an inconsistency in the 2012 GRC PD’s design of the proposed attrition mechanism when compared to the attrition mechanism adopted in other recent California investor owned utilities’ GRC decisions. The 2012 GRC PD proposes the use of the CPI-U, rather than a utility-industry index, as the basis for Post Test Year escalation. The filed comments provide a comparison of what the attrition would be based on the CPI-U as compared to the attrition mechanism adopted in recent GRCs for other regulated utilities. In their filed comments, the California Utilities urge the CPUC to reject the use of the CPI-U as the index and adopt a utility-industry index or indices, similar to what was adopted for other California investor owned utilities in their recent GRC proceedings.

We expect a final CPUC decision, which will be made effective retroactive to January 1, 2012, in the second quarter of 2013. The financial impact of the final CPUC decision, retroactive to January 1, 2012, will be reflected in the California Utilities’ financial statements in the period in which the final CPUC decision is issued. Because a final decision for the 2012 GRC was not issued by March 31, 2013, the California Utilities have recorded revenues in 2012 and in the first quarter of 2013 based on levels authorized in 2011 plus, for SDG&E and consistent with the recent CPUC decisions for cost recovery for SDG&E’s incremental wildfire insurance premiums, an amount for the recovery of 2012 wildfire insurance premiums.

We provide additional information regarding the 2012 GRC in Note 14 of the Notes to the Consolidated Financial Statements in the combined Annual Report on Form 10-K for the year ended December 31, 2012 for Sempra Energy, SDG&E and SoCalGas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: April 18, 2013	By: /s/ Trevor I. Mihalik
Trevor I. Mihalik Controller and Chief Accounting Officer

SAN DIEGO GAS & ELECTRIC COMPANY
(Registrant)

Date: April 18, 2013	By: /s/ Robert Schlax
Robert Schlax Vice President, Controller and Chief Financial Officer

SOUTHERN CALIFORNIA GAS COMPANY
(Registrant)

Date: April 18, 2013	By: /s/ Robert Schlax
Robert Schlax Vice President, Controller and Chief Financial Officer